Exhibit 99.1

Preformed Line Products Announces Second Quarter And First Half 2016 Results

MAYFIELD VILLAGE, Ohio, Aug. 5, 2016 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for its second quarter and first six months of 2016.

Net income for the quarter ended June 30, 2016 was $2,755,000, or $.53 per diluted share, compared to $3,680,000, or $.68 per diluted share, for the comparable period in 2015.

Net sales in the second quarter of 2016 were $83,220,000, compared to $87,869,000 in the second quarter of 2015.

Net income for the six months ended June 30, 2016 was $5,413,000, or $1.04 per diluted share, compared to $3,424,000, or $.63 per diluted share, for the comparable period in 2015.

Net sales were $161,903,000 for the first six months of 2016 compared to $173,659,000 in the first six months of 2015.

Currency translation rates unfavorably impacted net sales by $4,575,000 for the quarter and $10,585,000 for the first six months of 2016, and had an unfavorable impact on net income of $484,000 for the quarter and $916,000 for the first six months of 2016.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "In constant dollars, our worldwide sales were flat in the second quarter in the face of continuing sluggish global economies. Our persistent focus on efficiencies in our manufacturing processes and cost reductions coupled with a more profitable product sales mix led to consecutive quarters of gross profit improvement. We remain committed to operational improvements, pursuing margin enhancements and providing superior customer service during a period of reduced governmental infrastructure expansion that extends beyond our domestic markets."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expanding geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2015 Annual Report on Form 10-K filed with the SEC on March 11, 2016 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Net sales	$ 83,220	$ 87,869	$ 161,903	$ 173,659
Cost of products sold	56,414	61,425	110,807	122,455
GROSS PROFIT	26,806	26,444	51,096	51,204

Costs and expenses
Selling	8,183	7,752	15,814	14,960
General and administrative	10,962	9,391	21,049	19,577
Research and engineering	3,609	3,864	7,347	7,585
Other operating expense (income) - net	(27)	252	(880)	3,983
	22,727	21,259	43,330	46,105

OPERATING INCOME	4,079	5,185	7,766	5,099

Other income (expense)
Interest income	68	112	143	214
Interest expense	(166)	(149)	(324)	(282)
Other expense - net	(208)	(682)	(156)	(625)
	(306)	(719)	(337)	(693)

INCOME BEFORE INCOME TAXES	3,773	4,466	7,429	4,406

Income taxes	1,018	786	2,016	982

NET INCOME	$ 2,755	$ 3,680	$ 5,413	$ 3,424

BASIC EARNINGS PER SHARE
Net Income	$ 0.53	$ 0.68	$ 1.04	$ 0.63

DILUTED EARNINGS PER SHARE
Net Income	$ 0.53	$ 0.68	$ 1.04	$ 0.63

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.40

Weighted-average number of shares outstanding - basic	5,186	5,392	5,198	5,394

Weighted-average number of shares outstanding - diluted	5,208	5,393	5,218	5,396

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Thousands of dollars, except share and per share data)	2016	2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 28,143	$ 30,393
Accounts receivable, less allowances of $2,485 ($2,326 in 2015)	65,060	63,626
Inventories - net	72,139	69,912
Prepaids	11,080	9,615
Other current assets	6,209	6,343
TOTAL CURRENT ASSETS	182,631	179,889

Property, plant and equipment - net	107,235	91,965
Other intangibles - net	11,400	11,288
Goodwill	16,282	15,821
Deferred income taxes	13,642	12,704
Other assets	11,055	11,703

TOTAL ASSETS	$ 342,245	$ 323,370

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 826	$ 413
Current portion of long-term debt	1,564	110
Trade accounts payable	20,677	20,377
Accrued compensation and amounts withheld from employees	11,338	9,306
Accrued expenses and other liabilities	19,984	21,462
TOTAL CURRENT LIABILITIES	54,389	51,668

Long-term debt, less current portion	44,593	31,754
Other noncurrent liabilities and deferred income taxes	20,246	20,964

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,170,214 and
5,221,062 issued and outstanding, as of June 30, 2016 and	12,484	12,478
December 31, 2015, respectively
Common shares issued to Rabbi Trust, 296,817 and 296,635 shares at
June 30, 2016 and December 31, 2015, respectively	(12,034)	(12,052)
Deferred Compensation Liability	12,034	12,052
Paid-in capital	23,536	22,916
Retained earnings	295,618	292,311
Treasury shares, at cost, 1,071,589 and 1,018,013 shares at
June 30, 2016 and December 31, 2015, respectively	(56,635)	(54,570)
Accumulated other comprehensive loss	(51,986)	(54,151)
TOTAL SHAREHOLDERS' EQUITY	223,017	218,984

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 342,245	$ 323,370

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249